UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 000-52594

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2008, Gran Tierra Energy Inc. (“Gran Tierra”) entered into an amendment to the Colombian Participation Agreement with the parties to that agreement (as defined and described below).

As previously reported in a Current Report on Form 8-K filed by Gran Tierra Energy Inc. (“Gran Tierra”) on June 1, 2006, on May 25, 2006, Gran Tierra entered into a Securities Purchase Agreement, dated as of May 25, 2006, with Crosby Capital, LLC (“Crosby”) to acquire all of the partnership interests of Argosy Energy International (“Argosy”). Argosy held a diverse portfolio of producing properties, drill-ready prospects and exploration acreage in Colombia.

The consideration to be paid by Gran Tierra included a $37.5 million cash payment, the issuance to Crosby of $3.5 million of Gran Tierra’s common stock and participation rights (including overriding royalty interests and net profit interests) in Argosy’s assets then valued at $1 million. The participation interests are set forth in a Colombian Participation Agreement entered into between Gran Tierra, Argosy (now Gran Tierra Energy Colombia Ltd.) and Crosby, dated June 22, 2006 (the “Colombian Participation Agreement”).

Original Participation Agreement

The Colombian Participation Agreement provides the mechanism for Crosby to participate in the success of the properties owned by Argosy. Under the terms of the Colombian Participation Agreement:

(a) Crosby gets 2% of the sales proceeds from the properties owned by Argosy at the time of the purchase of Argosy, referred to as the “historical properties.”

(b) If Gran Tierra’s capital expenditures with respect to a hydrocarbon discovery in the historical properties, made in the 10 years after the agreement, equals or exceeds 200% of Gran Tierra’s unreimbursed capital expenditures with respect to that discovery, then Crosby can convert its right to receive the 2% of sales proceeds into the right to receive an interest in the net profits, calculated in accordance with a formula and schedule, and shall increase once Gran Tierra’s capital expenditures with respect to the hydrocarbon discovery equals or exceeds 300% of Gran Tierra’s unreimbursed capital expenditures with respect to that discovery.

(c) Crosby will also receive a conditional overriding royalty, which is in addition to the amounts payable under (a) and (b) above, calculated based on the amount of hydrocarbons produced from the historical properties owned by Argosy, the price of West Texas Intermediate crude oil, and Crosby’s adjusted net revenue interest with respect to the historical properties.

(d) Gran Tierra is obligated to make a minimum of $15 million in capital expenditures in the historical properties in the first five years following the signing of the Colombian Participation Agreement.

All calculations of the amounts set forth above are pursuant to formulas taking into account, in many cases, multiple adjustments and exceptions.

Amendments to the Original Participation Agreement

Amendment No. 1 to the Original Participation Agreement

On September 18, 2006, the parties entered into an Amendment No. 1 to make a ministerial change relating to the rating agencies that could be used to rate the bank issuing the letter of credit in favor of Crosby as required by the Colombian Participation Agreement.

Amendment No. 2 to the Original Participation Agreement

On July 3, 2008, the parties entered into an Amendment No. 2 to revise the allowed adjustment factors to the calculation of the term “adjusted net revenue interest” which is used to calculate the royalties payable under the Colombian Participation Agreement. In the event this adjustment becomes effective, the royalties otherwise payable to Crosby will be reduced in exchange for the issuance to Crosby of 2 million shares of Gran Tierra common stock. This amendment also made several ministerial changes to the Colombian Participation Agreement.

Determination of Materiality

The Colombian Participation Agreement and Amendment No. 1 were not previously filed, as the Colombian Participation Agreement in its original form, and as amended by Amendment No. 1, was not a “material contract.” Our board of directors has determined that the Colombian Participation Agreement as amended by Amendment No. 2 has become material. The Colombian Participation Agreement, Amendment No. 1 and Amendment No. 2 will be filed as exhibits to Gran Tierra’s Quarterly Report on Form 10-Q to be filed in connection with the closing of the third quarter of 2008.

Item 3.02 Unregistered Sales of Equity Securities

On four separate dates beginning on April 29, 2008 and ending on June 30, 2008, we issued 793,650 shares of our common stock to seven individual holders of exchangeable shares, which were issued by a subsidiary of Gran Tierra in a share exchange on November 10, 2005, and were exchangeable for shares of our common stock.

The shares were issued to these holders in reliance on Regulation S promulgated by the SEC as no investor was a resident of the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 10, 2008	GRAN TIERRA ENERGY INC.

	By:	/s/ Martin H. Eden
Martin H. Eden
Chief Financial Officer

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